Exhibit 99.1

Prosper Marketplace to Acquire Leading Personal Finance Company BillGuard

BillGuard’s Mobile App Will Drive Engagement for Prosper Community; Provides Solutions to Monitor and Protect Money, Make Smarter Financial Decisions

September 24, 2015 08:03 AM Eastern Daylight Time

SAN FRANCISCO--(BUSINESS WIRE)--Prosper Marketplace, which operates a leading online marketplace that connects borrowers and investors, today announced that it has signed a definitive agreement to acquire BillGuard, a personal finance analytics company that develops popular consumer apps to manage, protect and do more with money and credit. The acquisition will enable Prosper Marketplace to offer borrowers and investors a full suite of powerful tools to help them make smarter financial decisions, and will give Prosper Marketplace access to Israel’s extraordinary engineering and product talent pool.

“In addition, Israel is home to phenomenal tech talent on par with the best of Silicon Valley, and we see great opportunity to bolster our ranks by broadening BillGuard’s proven team in Tel Aviv.”

“This will be a transformative acquisition for Prosper Marketplace and for the marketplace lending industry. Until now, nobody has brought together marketplace lending and personal finance management to deliver an offering that truly empowers, protects and educates consumers,” said Aaron Vermut, chief executive officer at Prosper Marketplace. “In addition to the strategic value of this acquisition, we’re also excited to welcome the BillGuard team to Prosper Marketplace. They represent truly world-class talent and bring a team and technology platform that will immediately accelerate our product development.”

BillGuard’s app helps consumers track their spending across all accounts, budget effectively, protect their money from wrongful charges and monitor their credit score. BillGuard’s technology, powered by crowdsourcing, also helps consumers detect the billions in fraudulent payment card charges that strike Americans each year. Since inception, BillGuard has flagged over $70 million in unauthorized charges. With more than 1.3 million registered users, BillGuard’s five-star rated iPhone and Android mobile apps have won almost every industry award in their category, including being named one of the top banking innovations of all time by Online Banking Report and a Best App of 2014 by Google.

“Both BillGuard and Prosper Marketplace are focused on empowering consumers to be financially secure, smart and successful,” said Yaron Samid, co-founder and CEO of BillGuard. “Joining forces means that BillGuard can continue to innovate while contributing to the evolution of Prosper Marketplace as a full-service financial management company.”

“The BillGuard app helps people stay on top of their financial life and make better decisions about how they spend and save their money. We’re thrilled to be able to offer this product to all Prosper’s customers,” said Itzik Cohen, Chief Business Officer at Prosper Marketplace. “In addition, Israel is home to phenomenal tech talent on par with the best of Silicon Valley, and we see great opportunity to bolster our ranks by broadening BillGuard’s proven team in Tel Aviv.”

As one of the industry’s largest marketplace lending companies, Prosper Marketplace has connected hundreds of thousands of qualified borrowers with loans for everything from medical procedures like fertility treatment to home improvements and debt consolidation. The company has experienced extraordinary growth over the past three years, originating $1.6 billion in loans through the Prosper platform in 2014 - a 350% increase from 2013 - and it expects to more than double that in 20151. To date, nearly $5 billion in loans have been transacted through the Prosper platform. Prosper Marketplace was recently named to Inc. Magazine’s 2015 Inc. 5002, a list of the fastest growing private companies in America. The company was also named one of America’s “Most Promising Companies of 2015” by Forbes Magazine3 and is on Finovate’s Fintech Unicorn List4.

Financial Technology Partners LP and FTP Securities LLC (together “FT Partners”) acted as exclusive strategic and financial advisors to BillGuard and its Board of Directors in this transaction.

About Prosper Marketplace

Prosper Marketplace, headquartered in San Francisco, operates a leading online marketplace for consumer credit. The Prosper platform connects people who want to borrow money with people who want to invest money. With a commitment to providing world-class customer service, the convenience of applying online day or night, and none of the lengthy applications or wait times associated with traditional avenues, the Prosper platform offers people a superior way to borrow money at fair rates. Over $4 billion in personal loans have originated through the Prosper platform, helping people around the U.S. consolidate credit card debt and pay for everything from medical procedures to home improvement to special occasions. Learn more about borrowing and investing through the Prosper platform at www.prosper.com. The Prosper lending platform is owned by Prosper Funding LLC, which is a subsidiary of Prosper Marketplace. Follow Prosper on Twitter @ProsperLoans.

About BillGuard

BillGuard’s mission is to empower consumers to control, protect and do more with their money. BillGuard’s proprietary transaction monitoring technology pioneered the use of crowdsourcing and big data analytics to help consumers detect the $8 billion in wrongful payment card charges missed by banks each year. Downloaded over a million and a half times since release, BillGuard’s 5-star rated mobile apps have won almost every industry award in their category, including being named one of the top banking innovations of all time by Online Banking Report. The company was founded in 2010 and has offices in New York City and Tel Aviv. BillGuard is backed by some of the world’s top venture investors, including Bessemer Venture Partners, Khosla Ventures, Peter Thiel’s Founders Fund, Eric Schmidt’s Innovation Endeavors, IA Ventures and SV Angel. For more information, visit https://www.billguard.com.

1 “Prosper Reaches New Milestones — $4 Billion in Loans Following Another Record Quarter” Prosper Blog, July 9 2015 http://blog.prosper.com/2015/07/09/prosper-marketplace-reaches-new-milestones-4-billion-in-loans-following-another-record-quarter/
2 “10 San Francisco Companies That Are Growing Like Crazy” Inc. Magazine, August 12 2015 http://www.inc.com/bartie-scott/2015-inc5000-top-10-fastest-growing-companies-in-san-francisco.html
3 #61 Prosper Marketplace: http://www.forbes.com/companies/prosper-marketplace/
4 “FinTech Unicorn List: 36 Companies” Finovate, May 8 2015 http://finovate.com/fintech-unicorn-list-36-companies-34-more-closing-in/#

Contacts

Prosper Marketplace
Sarah Cain, 415-378-0775
scain@prosper.com

or

BillGuard
Mick Weinstein, 347-797-6196
VP Marketing
mick@billguard.com